UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2022

Stronghold Digital Mining, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40931	86-2759890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

595 Madison Avenue, 28th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 967-5294 Not applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SDIG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement.

Note and Warrant Purchase Agreement

On May 15, 2022, Stronghold Digital Mining, Inc. (the “Company,” “we,” “us” or “our”) entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”), by and among the Company and the purchasers thereto, including Adage Capital Partners, LP and Continental General Insurance Company (collectively, the “Purchasers”), whereby the Company agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase from the Company, (i) $33,750,000 aggregate principal amount of 10.00% unsecured convertible promissory notes (the “Notes”) and (ii) warrants (the “Warrants”) representing the right to purchase up to 6,318,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of the Company with an exercise price per share equal to $2.50, on the terms and subject to the conditions set forth in the Purchase Agreement, for an aggregate purchase price of $27,000,000 (collectively, the “Private Placement”). The Private Placement closed on May 15, 2022 (the “Closing Date”). The offer and sale of the Notes and the Warrants were made in reliance on the exemption afforded by Section 4(a)(2) of the Securities Act of 1933 (the “Act”) and Rule 506(b) of Regulation D promulgated thereunder.

The Purchase Agreement contains representations and warranties by the Company and the Purchasers and covenants of the Company and the Purchasers and other rights, obligations and restrictions, which the Company believes are customary for transactions of this type.

Notes

On May 15, 2022, the Company issued $33,750,000 aggregate principal amount of Notes to the Purchasers. The Notes bear interest at a rate of 10.00% per annum (in arrears) and have a maturity date of May 15, 2024. The maturity date for the Notes may be accelerated upon certain instances, and the Notes may be prepaid at any time in whole or in part at our election. The holders of the Notes (the “Holders”) have certain conversion rights. In the event that we (i) have achieved a total equity market capitalization of at least $400 million, based on the 20-day VWAP of our Class A Common Stock and (ii) have at least 60,000,000 shares of Class A Common Stock outstanding (provided that the conditions in clauses (i) and (ii) are satisfied on or before September 30, 2022), the full principal amount outstanding and accrued but unpaid interest on the Notes shall automatically convert into a number of shares of a new series of 8.00% redeemable convertible preferred stock to be established prior to the conversion (the “Preferred Stock”). The Preferred Stock will have the terms and conditions set forth in Annex A to the Notes. The Company and the Holders have agreed to finalize the certificate of designation to be filed with the Secretary of State of the State of Delaware prior to such conversion. Beginning October 1, 2022, if the Notes have not converted into shares of Preferred Stock, we will begin paying off the Notes in quarterly installments in amounts equal to the greater of (a) 8% of our consolidated revenue from each trailing quarter or (b) $5,400,000, payable at our option in either cash or up to 50% of the shares of Class A Common Stock at a 20% discount to the 20-day VWAP. Each of our subsidiaries, subject to the exclusions therein, executed a guaranty agreement (the “Guaranty Agreement”) with the Holders to guaranty our obligations under the Notes.

Warrants

In connection with the Private Placement, the Company entered into a warrant agreement with each of the Purchasers (the “Warrant Agreement”), pursuant to which the Company issued to the Purchasers Warrants entitling the holders thereof to purchase an aggregate of 6,318,000 shares of Class A Common Stock at an exercise price equal to $2.50 per share, subject to mandatory cashless exercise provisions. The number of shares of Class A Common Stock purchasable pursuant to the Warrants may be adjusted from time to time as set forth in the Warrants. The Warrants have certain anti-dilution provisions and will be exercisable for a five-year period from the Closing Date.

The foregoing descriptions of the terms of the Purchase Agreement, the Guaranty Agreement, the Notes and the Warrant Agreements are qualified in their entirety by reference to the full text of the Purchase Agreement, the Guaranty Agreement, the Notes and the Warrant Agreements, which are filed as Exhibit 10.1, Exhibit 10.2, Exhibit 4.1 and Exhibit 4.2, respectively hereto and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit Number	Description
4.1	Form of 10% Convertible Note, dated May 15, 2022.
4.2	Form of Warrant Agreement, dated May 15, 2022.
10.1¥	Note and Warrant Purchase Agreement, dated as of May 15, 2022, by and among Stronghold Digital Mining, Inc. and the Purchasers.
10.2	Guaranty Agreement, dated as of May 15, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
_____________
¥     Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC on request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
STRONGHOLD DIGITAL MINING, INC.

By: /s/ Gregory A. Beard
Name: Gregory A. Beard
Title: Chief Executive Officer and Co-Chairman
Date: May 19, 2022